Exhibit 10.09

AGREEMENT AND RELEASE

This is an Agreement, entered into this 1st day of December, 2004, by and between Dr. J. Michael Fitzpatrick, an adult citizen of the Commonwealth of Pennsylvania, and Rohm and Haas Company, a Delaware corporation, in which the parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

A.	The Parties To This Agreement and Release

     1. “THE EMPLOYEE” means Dr. J. Michael Fitzpatrick, an individual who lives at [Address deleted]

     2. “Rohm and Haas” means Rohm and Haas Company, a Delaware corporation with its corporate offices at 100 Independence Mall West, Philadelphia, Pennsylvania, 19106-2399; its wholly-owned subsidiary, Morton International, Inc., an Indiana corporation with its corporate offices at 123 North Wacker Drive, Chicago, Illinois, 60606-1743 (“Morton”); and any of the subsidiaries or affiliates, past and present, direct or indirect predecessors, successors, parents, subsidiaries, business units or affiliated companies of both Rohm and Haas and/or Morton.

     3. This Agreement and Release shall hereinafter be referred to as the “Agreement.”

B.	Background

     4. THE EMPLOYEE’S service date with Rohm and Haas is August 1, 1975. THE EMPLOYEE will retire from Rohm and Haas on January 31, 2005. Unless otherwise indicated in this Agreement, the Last Day of Work (“LDW”) shall be January 31, 2005.

C.	Benefits To Be Paid To THE EMPLOYEE If THE EMPLOYEE Does Not Sign This Agreement Or If THE EMPLOYEE Signs This Agreement And Then Revokes It

     5. THE EMPLOYEE is free to sign this Agreement or not sign it. If THE EMPLOYEE chooses not to sign it, or signs it and subsequently revokes it, THE EMPLOYEE will be eligible to be paid the usual and customary benefits available to similarly situated Rohm and Haas employees and will be paid for any currently accrued and unused vacation or floating holiday earned as of December 31, 2004.

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THE EMPLOYEE expressly waives any entitlement to vacation that would otherwise accrue for time worked in 2005.

     6. The amounts payable to THE EMPLOYEE under this Section “C.” will be processed in the normal course.

D.	Benefits To Be Paid To THE EMPLOYEE If THE EMPLOYEE Signs This Agreement And Does Not Revoke It

     7. If THE EMPLOYEE signs this Agreement within the Review Period as defined in Paragraph 28, below, and does not revoke it, THE EMPLOYEE will separate from Rohm and Haas on the LDW, and receive a lump-sum payment in the amount of $1,960,500.00, the equivalent of three years’ salary, less applicable taxes and withholdings. The funds will be paid to THE EMPLOYEE during one of the next two payroll cycles after February 1, 2005, but not later than February 28, 2005.

     8. THE EMPLOYEE will be paid for any currently accrued and unused vacation or floating holiday earned as of December 31, 2004 during one of the next two payroll cycles after February 1, 2005, but not later than February 28, 2005. THE EMPLOYEE expressly waives any entitlement to vacation that would otherwise accrue for time worked in 2005.

     9. Rohm and Haas will accelerate the vesting of all restricted stock owned by THE EMPLOYEE so that THE EMPLOYEE is fully vested in the restricted stock as of January 31, 2005, which restricted stock will be administered under the terms and conditions of the 2004 Amended and Restated Rohm and Haas Company Stock Plan (“Stock Plan”). It is THE EMPLOYEE’S responsibility to be familiar with the pertinent terms and conditions of the Stock Plan. THE EMPLOYEE will be responsible for the payment of all applicable federal, state and local income taxes that may become due upon the vesting of restricted stock awards. A description of THE EMPLOYEE’s restricted stock holdings is included in the Award Statement attached hereto as Exhibit A.

     10. Any unvested Stock Options will immediately vest upon THE EMPLOYEE’s LDW. THE EMPLOYEE may exercise any vested Stock Options in accordance with the terms and conditions under which those options were granted except that under the terms of the Stock Plan, unexercised options will expire upon the earlier of: (i) the scheduled expiration of the term for exercise of each grant; or, (ii) five years from THE EMPLOYEE’s LDW. Thereafter, all vested but unexercised stock options will expire. It is THE EMPLOYEE’s responsibility to be familiar with the pertinent terms and conditions of the plans under which the awards were granted. THE EMPLOYEE will be responsible for the payment of all applicable federal, state and local income taxes that may become due upon exercise of vested

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stock options. Through January 31, 2005, THE EMPLOYEE agrees to adhere to requirements with respect to “black out” dates as defined by the Stock Plan, as amended from time to time. A description of THE EMPLOYEE’s Stock Options is included in the Award Statement attached hereto as Exhibit A.

     11. Immediately after the LDW, THE EMPLOYEE will be eligible for the same retiree medical insurance coverage that Rohm and Haas provides to other similarly situated retirees, and under the same terms and conditions. Rohm and Haas expressly reserves the right and ability, at all times and under all circumstances, to modify, change or eliminate retiree medical insurance benefits at its sole discretion.

     12. Immediately after the LDW, THE EMPLOYEE will be eligible to continue existing dental insurance coverage for 18 months under COBRA.

     13. Immediately after the LDW, THE EMPLOYEE will be eligible for the same life insurance coverage, on the same terms and conditions and under the same eligibility requirements, as that made available to other similarly situated retirees. Rohm and Haas expressly reserves the right and ability, at all times and under all circumstances, to modify, change or eliminate retiree life insurance benefits at its sole discretion.

     14(a). If the Board of Directors of Rohm and Haas grants awards under the Annual Incentive Award Plan for the year 2004, THE EMPLOYEE will be eligible for an award; such award will be determined in accordance with the Terms and Conditions of the Annual Incentive Award Plan, and said award, if granted, is expected to be paid in or about March 2005. By signing this Agreement, THE EMPLOYEE expressly acknowledges THE EMPLOYEE’s understanding that no award will be paid if the Board does not grant an award under the Plan. Should such award be paid, any amounts paid are considered, for pension purposes, as earned in 2004.

     14(b). Regardless of whether or not the Board of Directors of Rohm and Haas grants awards under the Annual Incentive Award Plan for each of the years 2005 and 2006, THE EMPLOYEE will be paid 12/12ths of the target award designated for his position, or $522,800.00 for each of those two years. Said awards will be paid to THE EMPLOYEE during one of the next two payroll cycles after February 1, 2005, but not later than February 28, 2005. THE EMPLOYEE expressly waives the right to any additional Annual Incentive Award for 2005 and 2006, even if the Board grants, under the Plan, awards higher than 100% of target for 2005 or 2006.

     15(a). Under the terms and conditions of the 2004 Long-Term Performance Shares Plan, THE EMPLOYEE will receive 3/3rds of the 2000 Long-Term Bonus Plan

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Award for the 2002-2004 Award Cycle; and 2/3rds of the 2000 Long-Term Bonus Plan Award for the 2003-2005 Award Cycle. These Awards will be paid on the original payment dates specified in the 2000 Long-Term Bonus Plan. THE EMPLOYEE will not be eligible for an Award for the remainder of the 2003-2005 Award Cycle beyond December 31, 2004, and expressly waives any entitlement to be eligible for or participate in the 2003-2005 Award Cycle that might otherwise apply for time worked in 2005.

     15(b). Further, under the terms and conditions of the 2004 Long-Term Performance Shares Plan, THE EMPLOYEE will receive 1/3rd of the Long-Term Performance Shares Plan Award for the 2004-2006 Performance Cycle at the Performance Share Target designated for his position as President and Chief Operating Officer. THE EMPLOYEE will not be eligible for an Award for the remainder of the 2004-2006 Performance Cycle beyond December 31, 2004, and expressly waives any entitlement to be eligible for or participate in the 2004-2006 Award Cycle that might otherwise apply for time worked in 2005.

     15(c). Further, THE EMPLOYEE will not be eligible for any Award under the terms and conditions of the 2004 Long-Term Performance Shares Plan for the remainder of the 2005-2007 Performance Cycle that would otherwise apply for time worked in 2005, and expressly waives any entitlement to be eligible for or participate in the 2005-2007 Award Cycle that might otherwise apply for time worked in 2005.

     16. Rohm and Haas will pay Kelleher Associates to provide outplacement services to THE EMPLOYEE for a period of one year beginning January 1, 2005, in an amount not to exceed $40,000 (not to include expenses for interview trips).

     17. If THE EMPLOYEE dies after the effective date, pursuant to Paragraph 30, but before the benefits for which THE EMPLOYEE is eligible as described in Paragraphs 7 through 15 of this Agreement have been fully paid, any remaining unpaid benefits described in Paragraphs 7 through 15 of this Agreement, to the extent payable under the terms of this Agreement shall be paid to THE EMPLOYEE’S surviving spouse, or if there is no surviving spouse, to THE EMPLOYEE’S estate.

     18. If THE EMPLOYEE violates or it is discovered that THE EMPLOYEE has violated the Rohm and Haas Code of Business Conduct and Ethics, or is determined to have committed an act of intentional wrongdoing against Rohm and Haas or any of its employees before the LDW, THE EMPLOYEE will separate from employment with Rohm and Haas at that time and will forfeit all benefits conferred upon THE EMPLOYEE in paragraphs 7 through 16 of this Agreement, other than those benefits to which he is otherwise entitled apart from this Agreement. For the purpose of this

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paragraph 18 “intentional wrongdoing” shall mean: (i) defrauding Rohm and Haas; (ii) willfully embezzling, converting or otherwise illegally or impermissibly obtaining possession of Rohm and Haas property or funds; or, (iii) willfully disclosing or otherwise using confidential information, trade secrets or similar material other than for the benefit of Rohm and Haas or as is required by law. The initial determination of whether an act of intentional wrongdoing has occurred will be made by the Chief Executive Officer of Rohm and Haas, but THE EMPLOYEE may appeal the determination to the Executive Compensation Committee of the Board of Directors.

     19. By signing this Agreement, THE EMPLOYEE expressly waives THE EMPLOYEE’s eligibility for Rohm and Haas short-term or long-term disability benefits, beginning on the effective date of this Agreement, pursuant to Paragraph 30.

E.	The Release of Claims

     20. In return for the promises and covenants herein, which exceed that to which THE EMPLOYEE is otherwise entitled under Rohm and Haas’ policies and practices, THE EMPLOYEE’S representatives, successors, heirs, and assigns do hereby completely release and forever discharge Rohm and Haas, its past and present direct or indirect predecessors, successors, parents, subsidiaries, business units or affiliated companies, its and their respective past and present directors, officers, attorneys, employees, successors, assigns, insurers and other representatives (collectively, the “RELEASED PARTIES”), from any and all manner of claims, demands, actions, causes of action, suits, arbitration proceedings, debts, costs, judgments, executions, claims and demands of whatsoever nature, direct or indirect, known or unknown, asserted or unasserted, matured or not matured, which THE EMPLOYEE or THE EMPLOYEE’s spouse, children, heirs, parents, siblings, extended family, successors or assigns, or other representatives, either individually or collectively (“RELEASING PARTIES”), ever had, now or hereinafter can, shall or may have against the RELEASED PARTIES, from the beginning of time until, and including, the later of the LDW, or the date of this Agreement arising out of or in any manner relating to any and all events or circumstances in any way related to or arising from THE EMPLOYEE’s employment with Rohm and Haas or any of the RELEASED PARTIES or the termination of that employment. This Agreement specifically includes, but is not limited to, any and all claims for wrongful discharge, breach of contract (whether express or implied), claims for Employee Transition Program benefits, and all forms of employment discrimination in violation of federal, state or local statute, ordinance, executive order, or common law (including but not limited to claims for discrimination on the basis of race, color, religion, sex, national origin, mental or physical disability or for age discrimination under Title VII of the Civil Rights Act of 1964 [42 U.S.C. 2000e et. seq.], the Age

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Discrimination in Employment Act [42 U.S.C. 621 et. seq.], the Civil Rights Act [42 U.S.C. 1981], the Americans With Disabilities Act [29 U.S.C. S 706,42 U.S.C. 12101 et. seq.], the Family and Medical Leave Act [29 U.S.C. 2601 et seq.] and any state Human Relations Act or any other such laws or any and all suits in tort for personal injury or property damage of any kind as well as any and all claims for damages of whatsoever kind related to or arising from THE EMPLOYEE’S employment relationship with Rohm and Haas or any of the RELEASED PARTIES or separation therefrom).

     21. Other than enforcement of this Agreement, THE EMPLOYEE agrees that THE EMPLOYEE will not seek personal, equitable or monetary relief by filing, charging, claiming, suing or causing or permitting to be filed any civil action, suit or legal proceeding in connection with any matter occurring at any time in the past concerning THE EMPLOYEE’S employment relationship with Rohm and Haas, including any matters occurring beyond the date of this Agreement, or involving any continuing effect of any acts or practices which may have arisen or occurred on or prior to the date of this Agreement, as well as any matters occurring on or before the LDW. THE EMPLOYEE further agrees that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, THE EMPLOYEE will not seek or accept any personal relief in such civil action, suit or legal proceeding. In addition, this Agreement specifically provides that Rohm and Haas shall not be liable for payment of any and all claims for costs or attorneys’ fees, if any, incurred by THE EMPLOYEE in connection with any aspect of THE EMPLOYEE’S employment relationship with or separation from employment with Rohm and Haas, or any statements made by Rohm and Haas employees concerning THE EMPLOYEE or THE EMPLOYEE’S employment at Rohm and Haas.

F.	Claims Not Released

     22. Notwithstanding anything else in this Agreement to the contrary, this Agreement is not intended to and does not release or prejudice any of THE EMPLOYEE’s rights (i) to benefits under applicable worker’s compensation statutes; (ii) to post-separation benefits under any applicable Rohm and Haas retirement or other benefit plan; (iii) to defense, indemnification and contribution under applicable statutes, corporate by-laws, insurance policies and common law relating to any threatened or actual litigation relating to his service as an officer, director or employee of Rohm and Haas or any of its subsidiaries or affiliates; or, (iv) to enforce this Agreement.

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G.	Additional Terms of this Agreement

     23. Except as required by law or legal process, THE EMPLOYEE shall keep the financial terms of this Agreement confidential, including but not limited to the amount and the number of years of salary, and the annual incentive awards that this Agreement represents, and shall not disclose or divulge its terms to any persons other than THE EMPLOYEE’S attorney, financial advisor, or immediate family members, who shall also keep the terms confidential.

     24. THE EMPLOYEE expressly agrees that, following separation from Rohm and Haas, THE EMPLOYEE remains legally bound by the obligations set forth in the Rohm and Haas Worldwide Confidentiality and Employment Agreement (“Exhibit B”), specifically including the post-separation provisions. THE EMPLOYEE further agrees that the Departing Employee Notice and Acknowledgment of Continuing Obligations, and Acknowledgment and Records Security Statement (“Exhibit C”) shall remain in full force and effect and be incorporated into this Agreement.

     25. THE EMPLOYEE may name any or all of the following as an employment reference: Rajiv L. Gupta, Chairman and Chief Executive Officer; Robert A. Lonergan, Vice President, General Counsel and Corporate Secretary; Sandra O. Moose, Board Member, Rohm and Haas Company; and James A. Henderson, Board Member, Rohm and Haas Company. Rohm and Haas may respond to any general request for a reference concerning THE EMPLOYEE with THE EMPLOYEE’S last job title and dates of employment with Rohm and Haas.

     26. Nothing in this Agreement shall be deemed an admission of liability to THE EMPLOYEE by Rohm and Haas. To the contrary, Rohm and Haas expressly denies any liability or obligation to THE EMPLOYEE except that which is expressly provided in this Agreement, and maintains that its employment relationship with THE EMPLOYEE was at all times proper.

     27. THE EMPLOYEE expressly acknowledges and agrees that (i) THE EMPLOYEE is acting of THE EMPLOYEE’S own free will; (ii) THE EMPLOYEE has been advised by Rohm and Haas to consult with a private attorney of THE EMPLOYEE’S choosing at THE EMPLOYEE’S own expense; (iii) THE EMPLOYEE has had sufficient opportunity to read the terms of this Agreement and consult with a private attorney; and, (iv) THE EMPLOYEE fully understands all of the provisions of this Agreement. In addition, THE EMPLOYEE acknowledges and agrees that neither Rohm and Haas nor any of its employees, agents, representatives or attorneys has made any promises, representations or reached any other understanding to or with THE EMPLOYEE concerning the terms or effect of this

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Agreement or the intentions of the parties other than what is expressed in this Agreement.

     28. THE EMPLOYEE expressly acknowledges that THE EMPLOYEE has a period of 21 days beginning December 1, 2004, within which to review, seek legal advice and consider this Agreement (“Review Period”). THE EMPLOYEE may use all, none or any part of that period without prejudice to THE EMPLOYEE’S ability to accept the terms of this Agreement. THE EMPLOYEE is free to waive in writing any portion of the Review Period before accepting the terms of the Agreement. Failure to sign and return the Agreement to Rohm and Haas before the expiration of the Review Period will render THE EMPLOYEE ineligible for benefits under this Agreement.

     29. Rohm and Haas expressly reserves the right and ability, at all times and under any circumstances, to change, suspend, or terminate in whole or in part the provision of retiree health care benefits or any other benefit, compensation or stock-related plan, or the contribution amounts. Nothing contained in this Agreement, or elsewhere, is to be construed as a waiver of that right or ability, nor as a promise or agreement not to exercise that right or ability in its sole discretion. Furthermore, no Rohm and Haas employee is or shall be authorized to waive, or promise not to exercise, that right or ability, and any attempt to do so will not be within their authority and cannot be relied upon.

     30. Assuming that THE EMPLOYEE has signed and returned the Agreement prior to the expiration of the Review Period, THE EMPLOYEE may revoke the Agreement in writing within seven (7) days of the date THE EMPLOYEE signs it, counting the day following the date signed as Day One. The Agreement shall not become effective or enforceable, nor will the benefits described above be paid, until the revocation period has expired.

     31. The fact that a provision of this Agreement is found invalid or unenforceable shall not affect the validity or enforceability of the remainder of this Agreement, and all other provisions of the Agreement shall remain in full force and effect.

     32. Rohm and Haas expressly reserves the right to correct any typographical and clerical errors in this Agreement; THE EMPLOYEE may not rely on any such typographical and/or clerical errors.

     33. This Agreement constitutes the full and complete understanding and agreement of the parties regarding the subject matter herein, and any prior understandings or agreements not expressed herein are null and void. Changes may only be made in a writing executed by both parties.

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     34. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, regardless of the location or locations in which it may be executed, notwithstanding any Pennsylvania choice of law rules to the contrary.

     35. This Agreement may be executed in counterparts and will be valid even though the signatures of all parties do not appear on the same page.

/s/ J. Michael Fitzpatrick

J. MICHAEL FITZPATRICK

/s/ Joseph J. Forish

JOSEPH J. FORISH
FOR ROHM AND HAAS

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Exhibit A
EMPLOYEE’s Award Statement

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[Award Statement deleted]

Exhibit B

WORLDWIDE CONFIDENTIALITY AND EMPLOYMENT AGREEMENT

In consideration of my employment by Rohm and Haas Company and other valuable consideration, intending to be legally bound, I agree as follows:

I. I have received the Rohm and Haas Company Code of Business Conduct and Ethics and will comply with it.

II. I will keep all business and trade secrets, including secret processes of manufacture, research records, personnel records, and all other confidential information owned by or in the possession of Rohm and Haas as secret and confidential. I will not use such information other than in an authorized manner in the course of Rohm and Haas’ business. I will not divulge such information to outsiders or other unauthorized persons either while employed by Rohm and Haas or afterwards.

III. In order to keep my confidentiality obligations and to avoid conflicts of interest which might arise, I will do the following: (1) While I am employed by Rohm and Haas Company I will disclose to any future prospective employers the existence of this Agreement and the nature of my confidentiality obligations arising from it before I accept any new position of employment and (2) upon termination of my employment with Rohm and Haas Company for whatever reason, I will sign a termination statement which will acknowledge my confidentiality obligations under this employment agreement (Departing Employee Notice and Acknowledgment of Continuing Obligations - Exhibit C).

IV. During the term of my employment with Rohm and Haas Company, I will not engage or have an interest in any outside business activities or enter into any consulting agreements which, in the opinion of Rohm and Haas, conflict with the interests of Rohm and Haas. Nothing herein, however, shall preclude me from purchasing or owning stock in any business if such stock is regularly traded on a national securities exchange or over the counter and if my holdings do not exceed one percent (1%) of the issued and outstanding capital stock of such company.

V. I will disclose promptly to Rohm and Haas any and all inventions, discoveries, and improvements, (patentable or not) conceived or made by me and all works of authorship created by me during the period of my employment and relating to the business or activities of Rohm and Haas. I assign all of my interest therein to Rohm and Haas or its nominee and I will execute all documents necessary to enable Rohm and Haas to secure patents or copyrights of the United States or any foreign country or to otherwise protect Rohm and Haas interest therein. These obligations shall continue beyond the termination of my Rohm and Haas employment with respect to inventions, discoveries, and improvements conceived or made by me during the period of employment.

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VI. I will, on termination of my employment, return to Rohm and Haas all papers, notes, books, or other documents or property belonging to Rohm and Haas.

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Exhibit C

DEPARTING EMPLOYEE NOTICE AND
ACKNOWLEDGMENT OF CONTINUING OBLIGATIONS

     As you terminate your employment with Rohm and Haas, it is important that you are reminded of obligations about confidential information learned during your employment. It is in your best interest, and that of Rohm and Haas, to have this reminder.

Handling of Confidential Information

     Naturally, we will keep all originals and copies of tangible Rohm and Haas property which was prepared or worked on by you. This includes drawings, memos, reports, forecasts, estimates, plans, letters, organization charts, pictures, invention records, notebooks, etc. However, some of the information you necessarily carry away in your memory is also Rohm and Haas property.

     This acknowledgment confirms your obligation not to use or disclose without prior consent any confidential information as that term is defined in this agreement, and especially “trade secrets.” This kind of information is of great value to Rohm and Haas, as well as its competitors. A good general rule is to keep all information about Rohm and Haas’ business confidential until it has become publicly known. A company’s right to have such Confidential Information protected from dissemination and/or use without its permission is well recognized and enforced by the courts since the law includes as a part of every employment relationship an implied agreement not to use or disclose this information. Thus, when you accepted employment with Rohm and Haas, just as you would with any other company, you accepted a legal and ethical obligation not to use or disclose Confidential Information including “trade secret” or other proprietary information. This obligation continues even after you terminate your employment.

     While it is impossible to mention all items of Confidential Information, a partial list includes marketing and advertising plans, specific areas of research and development, project work, product formulation, processing methods, assignments of individual employees, testing and evaluation procedures, cost figures, construction plans and special techniques or methods of any kind peculiar to Rohm and Haas, which offer the opportunity for a competitive advantage. More specifically, Rohm and Haas considers to be Confidential Information any non-public information which could be used for a competitive advantage that you have acquired during any tenure at Rohm and Haas. This would include without limitation any and all unpublished information and knowledge relating to the development, testing, formulation, manufacture and marketing of Rohm and Haas products, as well as any and all methods, procedures and operations relating to the business of Rohm and Haas.

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     Particular care may be needed to avoid accidental disclosure of Confidential Information you have in these areas. Probably the safest course is simply not to discuss Rohm and Haas information with anyone.

     On the other hand, you can use any general knowledge and skills you have acquired as a Rohm and Haas employee, so long as you do not use or disclose Confidential Information (including trade secrets). You may use your general creative talents on projects which differ from those with which you became familiar at Rohm and Haas or your former employers, provided that you do not draw upon Confidential Information in doing so. You may solve problems in new projects by drawing upon your general knowledge and skills.

Assignment of Employee Inventions

     Under the terms of your agreement with Rohm and Haas, Rohm and Haas is legally entitled to all rights in inventions relating to its business which are made or conceived by you during your employment. Such inventions include all types of technical, artistic, or commercial creative work, whether or not they are patentable. They include composition, process and apparatus inventions, as well as computer programs, sales and promotion plans, copy, art work, construction plans, etc. Rohm and Haas is entitled to receive a prompt and full disclosure of such inventions and a worldwide assignment of rights. Rohm and Haas is also entitled to your complete cooperation in executing papers required for filing and prosecuting any patent applications and for establishing Rohm and Haas ownership. If it is necessary for you to do any of these things after termination, we will pay out-of-pocket expenses and reasonable compensation for time spent in review of papers or other aspects of such cooperation.

     If at any time you have any questions dealing with your rights and obligations in connection with any of the foregoing, please let us know. Specifically, if you have a question about the confidentiality of any information, please consult with us before using or disclosing that information. To help avoid the possibility of any future misunderstanding, please read and sign the following acknowledgment.

                               ROHM AND HAAS COMPANY

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ACKNOWLEDGMENT AND RECORDS SECURITY STATEMENT

     No later than my last day worked at Rohm and Haas, I will return all documents containing confidential or trade secret information, including research notebooks, which I have had in my possession to Rohm and Haas. A list of the types of documents currently in my possession, including location of such documents, is provided below. I will retain no copies of such documents in my possession. I have read the Departing Employee Notice and Acknowledgment of Continuing Obligations, and understand that my obligations continue beyond the separation of my employment, except as clarified by any clause in this Agreement and Release.

     During my employment with Rohm and Haas, I have worked in the following areas:

     Senior Scientist; Product Manager; Marketing Manager; General Manager; Vice President and Chief Technology Officer; President and Chief Operating Officer.

     Documents and Location (please use reverse side if additional room is needed):

     None

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ACKNOWLEDGMENT

I hereby acknowledge receipt of an Agreement and Release from Rohm and Haas Company. I understand that the terms of this Agreement and all exhibits are confidential and, except as required by law or legal process, I shall not disclose its financial terms, including but not limited to the amount and the number of years of salary, and the annual incentive awards that this Agreement represents, to any persons other than my attorney, accountant, or immediate family members, who shall also keep the terms confidential.

The Agreement provides that I have 21 days to review it and decide whether to accept its terms. I know that I can take this full period to review the Agreement. I also know that I may elect to sign the Agreement prior to the expiration of this time period if I so choose and if I notify Rohm and Haas in writing of my decision to waive the full time period. The decision is completely mine.

Both Rohm and Haas and I agree that changes to this Agreement, whether material or immaterial, will not restart the time period stated above.

Date: December 1, 2004	/s/ J. Michael Fitzpatrick

J. Michael Fitzpatrick

Date: December 1, 2004	/s/ Rohm and Haas Company

Rohm and Haas Company

I EXPRESSLY WAIVE THE 21 DAYS
REVIEW PERIOD.

/s/ J. Michael Fitzpatrick
December 1, 2004

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AMENDMENT NUMBER ONE
TO THE AGREEMENT AND RELEASE OF DECEMBER 1, 2004
BY AND BETWEEN
DR. J. MICHAEL FITZPATRICK AND ROHM AND HAAS COMPANY

A.	The Parties to This Amendment Number One to The Agreement And Release Of December 1, 2004 (“the Agreement and Release”)

     1. “THE EMPLOYEE” means Dr. J. Michael Fitzpatrick, an individual who lives at [Address deleted]

     2. “Rohm and Haas” means Rohm and Haas Company, a Delaware corporation with its corporate offices at 100 Independence Mall West, Philadelphia, Pennsylvania, 19106-2399; its wholly-owned subsidiary, Morton International, Inc., an Indiana corporation with its corporate offices at 123 North Wacker Drive, Chicago, Illinois, 60606-1743 (“Morton”); and any of the subsidiaries or affiliates, past and present, direct or indirect predecessors, successors, parents, subsidiaries, business units or affiliated companies of both Rohm and Haas and/or Morton.

B.	Amended Sections of the Agreement and Release

     3. Paragraph 33 of the Agreement and Release states that changes to the Agreement and Release may only be made in a writing executed by both parties. Pursuant to that Paragraph 33, and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, THE EMPLOYEE and Rohm and Haas hereby agree as follows:

a.	The last sentence of Section D, Paragraph 7 of the Agreement and Release which reads, “The funds will be paid to THE EMPLOYEE during one of the next two payroll cycles after February 1, 2005, but not later than February 28, 2005,” is superseded by and replaced with the following sentence: “The funds will be paid to THE EMPLOYEE no earlier than March 16, 2005 but not later than March 23, 2005.”

b.	The second sentence of Section D, Paragraph 14(b), which reads, “Said awards will be paid to THE EMPLOYEE during one of the next two payroll cycles after February 1, 2005, but not later than February 28, 2005,” is superseded by and replaced with the following sentence: “Said awards will be paid to THE EMPLOYEE no earlier than March 16, 2005 but not later than March 23, 2005.

February 1, 2005

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c.	An interest payment, in the amount of $3000.00, will be paid to THE EMPLOYEE in consideration of the additional time that THE EMPLOYEE has granted Rohm and Haas to pay the funds as outlined in Paragraphs 3(a) and 3(b) of this Amendment Number One.

d.	In all other respects The Agreement and Release remains unchanged and in full force and effect.

e.	The effective date of this Amendment Number One is February 1, 2005.

Date: February 2, 2005	/s/ J. MICHAEL FITZPATRICK

J. MICHAEL FITZPATRICK

Date: 2/4/05	/s/ JOSEPH J. FORISH

JOSEPH J. FORISH

February 1, 2005

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